Exhibit 10.9

SEPARATION AND RELEASE AGREEMENT

Zein Obagi, M.D. (“Dr. Obagi” or “Employee”) and OMP, Inc. (“OMP”) and OMP’s parent Obagi Medical Products, Inc. (“Obagi Medical”, collectively the “Employer”) hereby knowingly and voluntarily agree to enter into this Separation and Release Agreement (“Separation Agreement”) in order to resolve all outstanding issues and set forth all obligations between the parties. Employee and Employer acknowledge and agree that this Separation Agreement constitutes the sole obligation of each to the other with respect to the termination of Employee’s employment with and service as an officer and/or director to the Employer, and that no other promises, commitments, or representations have been made with or by each of the parties to the other with respect to such employment and/or service.

One:  Employee’s employment with Employer will terminate effective June 29, 2006 (“Termination Date”). In connection with the termination of Employee’s employment, Employer and Employee agree that Employee shall:

(a)                                  Resign as an officer of OMP;

(b)                                 Resign as an officer of Obagi Medical;

(c)                                  Resign as a director of OMP; and

(d)                                 Resign as a director of Obagi Medical.

Such resignations shall be effective as of the Termination Date.

Two:  As consideration for Employee’s execution of this Separation Agreement and his agreement to the obligations set forth herein, Employer will make a single lump-sum payment to Employee in the amount of three hundred sixty-eight thousand and fifty-seven dollars ($368,057.00), less applicable deductions (“Severance Payment”). Employer will make the Severance Payment to Employee no later than fifteen (15) business days after receipt of this Separation Agreement, provided Employee does not revoke his assent to same.

Employee acknowledges the Severance Payment as defined herein includes and encompasses any severance pay to which Employee may otherwise be entitled to from any of the Releasees (as defined in Section Seven of this Separation Agreement) and is adequate consideration for Employee’s agreement to the release, non-compete and other obligations set forth herein.

Three:  Employee may be eligible to continue health insurance benefits pursuant to federal and state COBRA for a period of up to thirty-six (36) months after the Termination Date. In addition to the Severance Payment described in Section Two above, Employer agrees to reimburse Employee for the cost of the premiums for Employee’s health insurance under COBRA during his period of eligibility. At the conclusion of Employee’s COBRA eligibility, Employer shall continue to reimburse Employee for the actual cost of his and his qualified family member’s health insurance premiums, if any, for an additional twenty-four (24) months provided, however, that such reimbursements shall be capped at an amount equal to not more than eight (8) percent more per year than Employee’s premium rate during his period of COBRA eligibility. Employer’s obligations to Employee pursuant to this Section Three will continue for the time periods set forth herein unless and until Employee obtains comparable health insurance coverage from a third-party employer or other source (Employee agrees to provide Employer with notice of same). In the event that Employee obtains health insurance coverage from another employer or source, Employer’s obligations pursuant to this Section Three shall cease immediately. Employer will provide Employee with additional information regarding COBRA under separate cover.

Four:  Employee will return all Employer-owned property, documents, records and other information of any type whatsoever concerning or relating to the business and affairs of Employer or any predecessor corporation.

Five:  Employee acknowledges that he is not entitled to any other benefits, payments or wages in connection with his employment with the Employer and/or his service as an officer and/or director to Employer, except as set forth in this Separation Agreement. This Separation Agreement supersedes all previous agreements, whether written or oral, between Employee and Employer with respect to such employment and/or service.

Six:  Employee agrees that acceptance of this Separation Agreement constitutes a full, complete, and knowing waiver of any claims asserted or non-asserted which he may have against Employer arising out of his employment and termination of employment including any claims Employee may have under the common law of torts, contracts, or employment agreements or under any federal, state, or local statute, regulation, rule, ordinance, or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, sexual orientation, physical, medical, or mental condition, or marital status under, among other statutes, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and the Worker Adjustment and Retraining Notification Act.

Seven:  As a material inducement to Employer to enter into this Separation Agreement and in exchange for the valuable consideration described herein, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges Employer and each of Employer’s directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), known or unknown, which Employee now has, owns, holds, or claims to have, own, or hold, or claimed to have, own, or hold, or which Employee at any time hereafter may have, own, or hold, or claim to have, own, or hold, from the beginning of time until the execution date of this Separation Agreement, arising out of or in any manner relating to all events or circumstances in any way related to Employee’s employment with and/or service to Employer or the cessation of that employment with and/or service to each of the Releasees.

As a material inducement to Employee to enter into this Separation Agreement, Employer hereby irrevocably and unconditionally releases, acquits and forever discharges Employee from any and all charges, complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, which Employer now has, owns, holds or claims to have, own or hold, from the beginning of time until the execution date of this Separation Agreement, arising out of or in any manner relating to all events or circumstances in any way related to Employee’s employment with and/or service to Employer or the cessation of that employment with and/or service to Employer. Moreover, consistent with Employer’s policies in existence as of the Termination Date, Employer agrees to indemnify and hold Employee harmless from all third party actions that currently exist or that may later arise out of or in any manner relating to negligent and/or unintentional acts or omissions of Employee during the term of Employee’s employment with and/or service to the Employer.

Section 1542 Waiver. As to matters released, the parties expressly waive any and all rights under Section 1542 of the Civil Code of California, and under any statute of similar import or purpose of any other jurisdiction. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Eight:  Both parties recognize that the services Employee rendered to Employer during Employee’s employment were special, unique and of extraordinary character. Employee acknowledges Employer’s vital interest in retaining its employees and that the consideration described herein has been calculated to include amounts sufficient to constitute adequate consideration for Employee’s obligations and commitments under this Separation Agreement. Employee further acknowledges that he has carefully read Section Eight, that he understands the provisions contained therein, and that the specific enforcement of the provisions contained therein will not diminish Employee’s ability to earn a livelihood or create or impose any undue hardship on Employee. Employee acknowledges that any breach of this Section Eight may cause irreparable damage to Employer. Accordingly, Employee agrees to the following restrictions:

(a)                                  Absent Employer’s prior written approval, Employee shall not engage or have any interest in any person or business which engages in or operates a business competitive to Employer’s business in any jurisdiction in which Employer conducts its business, provided, however, that Employee may maintain his personal medical practice (as defined in the parties’ Services Agreement, dated June 29, 2006) and produce, market and sell Group B Products (as defined in the parties’ Services Agreement, dated June 29, 2006);

(b)                                 Employee shall not solicit or attempt to divert any business similar to Employer’s business or any customers or suppliers related to Employer’s business to any competitor of Employer;

(c)                                  Employee shall not solicit any person who has been an employee or independent contractor of Employer at any time during the twelve (12) month period immediately preceding the attempted solicitation to become employed or associated with any other person or business; and

(d)                                 Employee shall not induce any employee of Employer or its affiliates to engage in any activity which would violate any provision of the Intellectual Property Assignment and Nondisclosure Agreement previously entered between Worldwide and Dr. Obagi (the “IP Agreement”), annexed hereto as Exhibit B, and/or the obligations described in Section Eight of this Separation Agreement.

Employee’s obligations pursuant to this Section Eight shall continue for a period of five (5) years from the execution date of this Separation Agreement.

Nine:  In the event that Employee breaches Section Eight of this Separation Agreement in any way, Employer shall be entitled to institute proceedings pursuant to Section Fourteen to obtain damages for and to enjoin the violation by Employee of any provision hereof, to enforce the specific performance by Employee of any provision hereof, and to obtain reimbursement of its attorneys’ fees for any action to enforce Section Eight. The parties hereto agree that the damages that may be suffered by Employer as a result of any violations of Section Eight would be difficult to ascertain. Accordingly, the parties agree that in the event of a breach by Employee of Section Eight, Employer shall be entitled to seek preliminary relief in any court of competent jurisdiction in aid of arbitration, including injunctions enjoining Employee from violating such provisions pending the outcome of any arbitrations pursuant to Section Fourteen. Employer shall also be entitled to receive the amount of revenues earned by Employee and by Employee’s new employer or affiliate(s) as a direct or indirect result of Employee’s efforts, for any period of time in which Employee breaches Section Eight. The parties further agree that in the event of an impending breach by Employee of Section Eight, Employer shall be entitled to preliminary relief in aid of arbitration, including injunctions enjoining Employee from violating such provisions pending the outcome of any arbitration. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Employer to enforce the performance or observation of the covenants and agreements contained in this Separation Agreement.

Ten:  Employee acknowledges that the terms of this Separation Agreement and all discussions leading up to it are confidential and agrees that he will not divulge the terms of this Separation Agreement to any third party, except his immediate family, financial advisor, attorney or as required by court order or governmental regulations.

Eleven:  Employee warrants that he is fully competent to enter into this Separation Agreement, he acknowledges that he has been afforded an opportunity to review this Separation Agreement with his attorney, that he has read and understands this Separation Agreement, and that he has signed this Separation Agreement freely and voluntarily.

Twelve:  This Separation Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to that body of law concerning conflicts of law.

Thirteen:  Employee agrees not to directly or indirectly take, support, encourage or participate in any action or attempted action which in any way would damage the reputation of Employer and/or any of its subsidiaries, parents or affiliates. Likewise, Employer agrees not to directly or indirectly take, support, encourage or participate in any action or attempted action which in any way would damage the reputation of Employee.

Fourteen:  Any and all disputes, claims or controversies arising out of or relating to this Separation Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this arbitration provision, shall be determined and resolved by binding arbitration before JAMS/Endispute (“JAMS”) in Los Angeles, California before one (1) arbitrator. The arbitration shall be administered by JAMS Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court having appropriate jurisdiction pursuant to Section Eight. The arbitrator shall, in the Award, allocate all or part of the costs of arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees to the prevailing party. The award in such arbitration proceeding shall be final and binding, and may be entered in any court of competent jurisdiction. To the extent that there is any variance between the JAMS rules and this Separation Agreement, this Separation Agreement shall control. The parties hereto each agree to take all steps, and execute all documents, necessary for the implementation of arbitration proceedings. All statutes of limitations applicable to any dispute apply to the arbitration.

Fifteen:  Employee agrees that he will cooperate as reasonably necessary consistent with his business obligations in any legal disputes and/or proceedings and/or business matters relating to issues and/or incidents which took place during his term of employment with and/or service to Employer. Notwithstanding anything herein to the contrary, Employer agrees to reasonably compensate Employee for any of his time required in respect of this paragraph, and to reimburse Employee for all out-of pocket expenses, including reasonable attorneys’ fees and costs actually incurred, necessitated as a result of Employee’s fulfillment of his commitment hereto.

Sixteen:  Nothing contained in this Separation Agreement nor the fact that the parties have signed this Separation Agreement shall be considered an admission by either party.

Seventeen:  Employee warrants that he has been afforded the opportunity to review this Separation Agreement with his legal representatives for at least twenty-one (21) calendar days, that he has consulted with his legal representatives prior to executing this Separation Agreement, that he has read and understands this Separation Agreement, and that he has signed this Separation Agreement freely and voluntarily. Further, Employee acknowledges that he has the opportunity to revoke this Separation Agreement within seven (7) days of signing it and that he must return any consideration received hereunder in such event.

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PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify the parties’ assent to the terms of the Separation Agreement, the parties have executed this Separation Agreement on the date set forth opposite their signatures which appear below.

/s/ Zein E. Obagi, M.D
Date	Zein Obagi, M.D.

/s/ Steve Carlson
Date	Obagi Medical Products, Inc.

/s/ Steve Carlson
Date	OMP, Inc.